EXHIBIT 11.1
                            SYQUEST TECHNOLOGY, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)


                                         Three months ended    Nine months ended
                                             June 30, (1)         June 30, (1)
                                         -----------------    ------------------
                                           1996      1995        1996      1995
                                         -------   -------    --------   -------

Net income (loss)                       ($41,317)  $ 1,711   ($126,223)  $ 7,320
                                         =======   =======    ========   =======
Common and common equivalent shares
  outstanding:
  Common stock                            11,450    11,026      11,386    11,003
  Options                                   --         650        --         801
                                         -------   -------    --------   -------
Common and common equivalent shares
  used in computing per share amounts     11,450    11,676      11,386    11,804
                                         =======   =======    ========   =======


Net income (loss) per share             ($  3.61)  $  0.15   ($  11.09)  $  0.62
                                         =======   =======    ========   =======








(1 Primary and fully diluted income (loss) per share are the same for the three month and nine month periods ended June 30, 1996 and June 30, 1995.



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